EXHIBIT 99.1
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     S A N D S                                     P R E S S   R E L E A S E
LAS VEGAS SANDS CORP.
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FOR IMMEDIATE RELEASE


                   LAS VEGAS SANDS CORP. REPORTS RECORD THIRD
                              QUARTER 2006 RESULTS

    SANDS MACAO ACHIEVES RECORD ADJUSTED PROPERTY EBITDAR OF $127.4 MILLION

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LAS VEGAS,  NV  (NOVEMBER 1, 2006) -- Las Vegas Sands Corp.  (NYSE:LVS),  today reported financial results for the third quarter ended September 30, 2006.

COMPANY-WIDE OPERATING RESULTS

      Net revenue for the third quarter of 2006 increased 26.4% to $553.2 million compared to $437.6 million in the prior year's quarter. Adjusted net income (excluding loss on disposal of assets, pre-opening expense, and development expense) increased 32.1% for the third quarter of 2006, improving to $117.6 million, or adjusted earnings per diluted share of $0.33, versus adjusted net income (excluding pre-opening expense, development expense, loss on disposal of assets, and expense related to a litigation settlement) of $89.0 million, or adjusted earnings per diluted share of $0.25, in the third quarter of 2005. On a GAAP (Generally Accepted Accounting Principles) basis, net income in the third quarter of 2006 was $97.3 million, or $0.27 per diluted share, compared to $80.1 million, or $0.23 per diluted share, in the third quarter of 2005.

Consolidated adjusted property EBITDAR in the third quarter of 2006 came in at $202.6 million, an increase of 28.9% compared to $157.1 million in the year-ago quarter. Operating income improved to $133.5 million versus $108.5 million in the third quarter of 2005.

THIRD QUARTER HIGHLIGHTS

"The third quarter of 2006 was another outstanding quarter for our company," began William P. Weidner, president and COO. "In Asia, we delivered another record quarter at The Sands Macao. Through September 30, 2006, our year-over-year gross gaming revenue from table games increased by more than 50%, which is greater than three times faster than the growth in the broader Macao gaming market. And in the month of September, despite the addition of incremental capacity in the marketplace, we maintained our overall market share, continuing to capture over 21% of the table game market in Macao. These trends both support and validate the strength of our service offering and clearly provide positive momentum as we prepare to open Macao's first true integrated destination resort, The Venetian Macao, which will be the largest gaming facility in the world. In Las Vegas, we delivered solid results across the board, with both total revenue and adjusted property EBITDAR reflecting healthy increases compared to the quarter one year ago."

Weidner added, "We continued to execute our development plans for The Venetian Macao and The Cotai StripTM, where we have topped off The Venetian, which is expected to open in less than nine months. In addition, we are now under construction or performing preconstruction work on each of our other six sites on the Cotai Strip. We have also continued to make excellent progress in the leasing of our retail space and the development of our convention business on The Cotai Strip. In Las Vegas, we continued to make significant progress on the construction of The Palazzo, which is scheduled to open in less than a year, our room renovations at the Venetian, and our additional targeted capital improvements designed to enhance our long-term strategic positioning."

LAS VEGAS THIRD QUARTER OPERATING RESULTS

In the third quarter of 2006 in Las Vegas, hotel revenues were up 11.6% to $80.1 million versus $71.8 million in the third quarter of 2005. The Venetian's average daily rate (ADR) increased 8.9% to $221, compared to $203 in the third quarter of 2005. The Venetian's occupancy of available guestrooms was 98.4% during the third quarter of 2006, which compares to 96.3% during the prior year period, generating revenue per available room (REVPAR) of $217 in the 2006 period, an increase of 11.3% versus $195 in the 2005 period.

Food and beverage revenues were $32.2 million in the third quarter of 2006 compared to $21.0 million in the 2005 period, an increase of 53.3%. Retail and other operating revenues were $14.7 million in the quarter compared to $10.0 million in the quarter last year, an increase of 47.0%.

Table games drop decreased to $264.3 million in the third quarter of 2006 versus $301.7 million during the third quarter of 2005, due to a decline in high-end baccarat play in the current quarter. This decline was partially offset by a 7.5% increase in non-baccarat table game drop this quarter compared to the quarter one year ago. Slot machine handle (volume) increased to $521.5 million in the third quarter of 2006 versus $515.8 million during the third quarter of 2005. As a result of the above, casino revenues were $89.3 million in the third quarter of 2006 compared to $94.3 million a year ago. Table games win percentage (calculated before discounts) was 23.4% in the 2006 quarter compared to 23.9% in the third quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before discounts) was 6.5% in the 2006 quarter compared to 6.8% in the third quarter last year.

On a GAAP basis, operating income for our Las Vegas operations increased 27.4% to $53.7 million versus $42.1 million in the 2005 period. Adjusted property
EBITDAR from our Las Vegas operations increased 12.1%, to $75.1 million, compared to $67.0 million for the third quarter of 2005.

"We continue to realize the benefits of our targeted capital investments as we broaden our product offering at The Venetian," noted Weidner. "The recently opened 450,000 square feet of carpeted meeting space continues to fuel increases in group business and related food and beverage revenues. In addition, our expanded entertainment offerings are continuing to mature, and are driving increased visitation, revenues and cash flow to the property.

"Looking further ahead, construction of The Palazzo remains on track. Next fall, the comprehensively renovated Venetian and newly opened Palazzo complex will represent the largest integrated destination resort in the world, with over 7,000 hotel rooms, 1.1 million square feet of carpeted meeting space, and
1.15 million square feet of convention space. We believe this property will provide an excellent platform for profitable growth in Las Vegas for years to come."

MACAO THIRD QUARTER OPERATING RESULTS

In Macao, third quarter casino revenues increased 39.8% to a record $335.6 million versus $240.1 million in the 2005 period. The Sands Macao reported record adjusted property EBITDAR of $127.4 million for the third quarter of 2006, compared to $90.1 million in the third quarter of last year, an increase of 41.4%. On a GAAP basis, operating income in Macao was $104.3 million for the third quarter of 2006, an increase of 27.0% compared to $82.2 million in last year's third quarter. Table games drop (the Non-Rolling Chip segment) was $1.04 billion in the third quarter of 2006, reflecting a year-over-year increase of 1.9% versus $1.02 billion in the third quarter of 2005. Third quarter 2006 Rolling Chip volume increased 9.7% to $3.51 billion, compared to $3.20 billion in the third quarter of 2005.

Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 18.6% in the third quarter of 2006, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 4.2%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 18% to 20% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 2.7% to 3.0%.

Slot handle (volume) for the third quarter of 2006 was a record $265.3 million, representing a 39.3% increase versus $190.4 million in the third quarter of 2005.

Weidner stated, "We are continuing to make progress in Macao at all levels. We remain pleased with the continued strength of both our mass market and VIP businesses in Macao. Despite significant increases in Macao mass market and VIP capacity, we have been able to maintain our share of the overall table games market, which for the last quarter was over 21%. Slot handle and win per unit also continue to trend upward. The combination of these results produced record revenues and adjusted property EBITDAR for the Sands Macao."

OTHER FACTORS AFFECTING EARNINGS

Interest expense, net of amounts capitalized, was $45.3 million for the third quarter of 2006 compared to $30.6 million during the third quarter of 2005. The increase is primarily the result of the completion of the $2.5 billion credit facility to support our development plans in Macao, as well as the $1.4 billion credit facility to support the development of The Marina Bay Sands in Singapore. Capitalized interest was $28.4 million during the third quarter of 2006 compared to $6.4 million during the third quarter of 2005.

Interest income was $21.0 million for the third quarter of 2006, compared to $8.6 million for the third quarter of 2005, due principally to higher cash balances driven by required draws on the $2.5 billion Macao credit facility.

Depreciation and amortization expense was $26.7 million for the third quarter of 2006, compared to $27.7 million for the third quarter of 2005.

Stock-based compensation expense was $4.5 million in the third quarter of 2006. We recognized no stock-based compensation expense in the third quarter of 2005.

Development expenses relating to our efforts in Singapore, Macao, Zhuhai (Hengqin Island, in the People's Republic of China), Pennsylvania, Europe, Japan and elsewhere were $6.0 million in the third quarter of 2006, compared to $5.9 million in the third quarter of 2005.

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Page 4

The effective tax rate for the third quarter of 2006 of 10.4% is lower than the United States Federal statutory rate due primarily to a zero effective tax rate on our Macao gaming income as a result of an income tax holiday on gaming operations which is currently set to expire at the end of 2008.

BALANCE SHEET ITEMS

Unrestricted cash balances at September 30, 2006 stood at $493.7 million while restricted cash balances were $1.30 billion. Of the restricted cash balances, $717.2 million is restricted for Macao related construction, and $489.1 million is restricted for construction of The Palazzo Resort Hotel Casino, the company's second resort hotel casino property in Las Vegas.

As of September 30, 2006, total debt outstanding, including the current portion, was $4.03 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES

Capital expenditures during the third quarter of 2006 totaled $556.4 million. This includes $342.6 million for construction and development activities in Macao, $142.2 million for construction and development activities at The Palazzo, $35.2 million for corporate activities including the purchase of two aircraft which will provide transportation services for our high-end gaming customers, $28.0 million for improvements and maintenance capital expenditures at The Venetian and The Sands Expo and Convention Center in Las Vegas, and $8.4 million for construction and development activities in Singapore.

In addition to the capital expenditures described above, we have paid a total of $810.8 million for the land concession and other related payments for the Marina Bay Sands in Singapore, including $622.2 million in the third quarter of 2006.

CONCLUDING COMMENTS

Weidner concluded, "While we continue to deliver superior financial and operating results, the opportunities that lie ahead, in both the short and long term, remain significant. Our track record of execution in the development and operation of convention-based integrated destination resorts clearly positions us well to continue to execute on our currently announced projects and to develop, identify and utilize our market-leading position to win additional growth opportunities worldwide.

"We remain particularly pleased with the progress we are making in developing `Asia's Las Vegas' on the Cotai Strip. We have now begun construction or preconstruction activities on all 7 sites on the Cotai Strip. As we have previously announced, our hotel operating partners include The Four Seasons Hotels and Resorts, Starwood Hotels and Resorts Worldwide, which will operate both a Sheraton and a St. Regis hotel, Shangri-La Hotels and Resorts, which will operate both a Shangri-La and a Traders hotel, Hilton Hotels, which will operate both a Hilton and a Conrad hotel, and Fairmont Raffles Holdings International, which will operate both a Fairmont and Raffles hotel. We are actively negotiating the definitive agreements under which these leading operators will manage hotels and related vacation suites for us on the Cotai Strip.

"The Venetian Macao, the anchor property of The Cotai Srip, remains on track for a summer 2007 opening. We have made additional progress in the leasing of our Macao shopping malls, and now have reached agreement on commercial terms with over 400 retailers for over 867,000 square feet of retail space on the Cotai Strip, and have now completed and executed definitive documentation with many of these retailers. We continue to make good progress in the documentation process with the remaining retailers. In addition, we have significantly expanded our pipeline of prospects for tradeshows, exhibitions and corporate meetings in Macao. Our first convention on the Cotai Strip is currently scheduled for September 2007, and our first trade show is currently scheduled for October 2007.

"Looking further ahead in the Macao region, we continue to make significant progress in the advancement of our plans to develop a leisure and convention destination resort on Hengqin Island, which is in Guangdong Province of the PRC and just a few hundred yards from the Cotai Strip in Macao. On Oct 26, all major departments of the Guangdong Government participated in a meeting regarding the approval of the Master Plan of The Hengqin Economic Cooperation Zone of the Pan Pearl River Delta (the Overall Master Plan). The conclusions of the meeting included that the Venetian Resort Project, which is our proposed Hengqin Island development and is a component of the Overall Master Plan, will become the first resort project to be initiated on Hengqin Island, and that the Venetian Resort Project will include elements to serve the Meetings, Incentive, Convention and Exhibition (MICE), tourism, and holiday resort businesses, as well as time share units. The total proposed project land area for the Venetian Resort Project is approximately eight square kilometers.

"The Overall Master Plan is expected to be formally approved and executed by the Guangdong Government shortly, and the approval process for the Overall Master Plan is expected to be finalized by the end of this year. We look forward to bringing another important dimension of travel and tourism to Guangdong Province and the region over the long-term. We have also continued to advance our plans to develop an additional leisure destination, Shang Chuan Island, which includes pristine beaches and a natural deep-water harbor, less than one hour by high-speed ferry from Hengqin Island. Our Hengqin Island plans remain subject to numerous conditions, including further government approvals.

"In Singapore, we have now executed our development agreement for The Marina Bay Sands with the Singapore Tourism Board. Our construction and development teams have significantly advanced our pre-construction activities for The Marina Bay Sands, and we expect to break ground in early 2007. The property will feature 2,500 hotel rooms, 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, one million square feet of retail space, three large entertainment venues, and gaming space which will include our high end Paiza Club.

"Additionally, we continued to advance our proposal to develop an integrated destination resort in Bethlehem, Pennsylvania, on the site of the Bethlehem Steel Works, about a 90 minute drive away from Midtown Manhattan, and less than one hour from many of the most prosperous suburbs of Northern New Jersey."


                                      ###


CONFERENCE CALL INFORMATION
The company will hold a conference call to discuss the company's results on Wednesday, November 1, 2006 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by dialing (866) 202-2886 and using the access code 77340182. International callers, please dial (617) 213-8841, and use the same access code. The conference call will also be available through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 49159606 from November 1, 2006 at approximately 6:30 p.m. PT (9:30 p.m.
ET) through August 11, 2006.


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Page 6

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.


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ABOUT LAS VEGAS SANDS CORP.
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Las  Vegas  Sands  Corp.  (NYSE:  LVS)  is  one of  the  leading  international developers of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center in Las Vegas and The Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing two additional integrated resorts both scheduled to open in 2007: The Palazzo Resort Hotel Casino in Las Vegas and The Venetian Macao Resort Hotel Casino in Macao.

LVS is also developing the Cotai Strip(TM), a master-planned development of resort casino properties in Macao, and was selected by the Singapore government to build The Marina Bay Sands(TM), an integrated resort scheduled to open in Singapore by the end of 2009. The company is also working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.


CONTACTS:

Investment Community:  Scott Henry,
Senior Vice President Finance, (702) 733-5502
Media:  Ron Reese, Director of Corporate Communications, (702) 414-3607




LAS VEGAS SANDS
THIRD QUARTER 2006 RESULTS
NON-GAAP RECONCILIATIONS

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Page 7

Within the Company's third quarter 2006 press release, the Company makes reference to certain non-GAAP financial measures including "adjusted net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Adjusted net income and adjusted earnings per diluted share in the third quarter of 2006 exclude loss on disposal of assets, pre-opening expense, and development expense. Adjusted net income and adjusted earnings per diluted share in the third quarter of 2005 exclude loss on disposal of assets, pre-opening expense, development expense, and litigation settlement expense. Reconciliations of GAAP net income and GAAP earnings per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income before depreciation and amortization, gain or loss on disposal of assets, preopening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income before depreciation and amortization, gain or loss on disposal of assets, preopening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income and GAAP net income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.



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Page 8

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands,except share and per share data)
(Unaudited)

                                                             Three Months Ended                    Nine Months Ended
                                                                 September 30,                        September 30,
                                                            2006              2005              2006                 2005
                                                      -------------      -------------      -------------      -------------
Revenues:
  Casino                                              $     424,986      $     334,400      $   1,178,830      $     874,994
  Rooms                                                      81,651             73,173            262,443            243,233
  Food and beverage                                          42,394             28,796            138,233            106,983
  Retail                                                      3,478              2,760              9,634              7,470
  Other                                                      26,430             19,646             84,555             67,744
                                                      -------------      -------------      -------------      -------------
                                                            578,939            458,775          1,673,695          1,300,424
  Less - Promotional allowances                             (25,711)           (21,153)           (73,096)           (60,187)
                                                      -------------      -------------      -------------      -------------
                                                            553,228            437,622          1,600,599          1,240,237
                                                      -------------      -------------      -------------      -------------

Operating Costs and Expenses:
  Casino-Hotel operations                                   353,035            280,516          1,018,824            765,455
  Rental expense                                              3,383              3,699             10,893             11,086
  Corporate expense                                          15,654              9,893             40,859             27,395
  Pre-opening expense                                        14,584                860             21,157              1,364
  Development expense                                         5,968              5,926             22,997             16,663
  Depreciation and amortization (1)                          26,743             27,722             76,176             68,784
  Loss on disposal of assets                                    383                522              1,920              1,527
                                                      -------------      -------------      -------------      -------------
                                                            419,750            329,138          1,192,826            892,274
                                                      -------------      -------------      -------------      -------------

  Operating income                                          133,478            108,484            407,773            347,963


  Interest income                                            21,029              8,637             46,261             23,164
  Interest expense, net of amounts capitalized              (45,343)           (30,597)           (90,443)           (75,649)
  Other income (expense)                                       (680)               145               (530)            (1,146)
  Loss on early retirement of debt                               --                 --                 --           (137,000)
                                                      -------------      -------------      -------------      -------------

Income before income taxes                                  108,484             86,669            363,061            157,332

Benefit (provision) for income taxes                        (11,233)            (6,573)           (34,698)            16,305
                                                      -------------      -------------      -------------      -------------

Net income                                            $      97,251      $      80,096      $     328,363      $     173,637
                                                      =============      =============      =============      =============

Basic earnings per share                              $        0.27      $        0.23      $        0.93      $        0.49
Diluted earnings per share                            $        0.27      $        0.23      $        0.92      $        0.49

Weighted average shares outstanding
  Basic                                                 354,296,742        354,160,692        354,250,901        354,160,692
  Diluted                                               355,220,167        354,445,509        355,006,634        354,543,037

-------------------

(1) During the three and nine months ended September 30, 2005, the Company settled three litigation matters and in connection with the settlements recorded $5.3 million of depreciation expense related to additional capitalized building and construction costs.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure-Adjusted Net Income and Adjusted Earnings Per Diluted Share (In thousands,except share and per share data) (Unaudited)

                                                                Three Months Ended                    Nine Months Ended
                                                                   September 30,                        September 30,
                                                              2006             2005                 2006             2005
                                                         ------------       ------------       ------------       ------------
Net income                                               $     97,251       $     80,096       $    328,363       $    173,637

Loss on disposal of assets, net                                   383                452              1,916              1,515
Pre-opening expense, net                                       14,433                860             20,856              1,188
Development expense, net                                        5,486              5,130             21,326             15,565
Stock offering costs, net                                          --                 --              1,327                 --
Litigation settlement expense, net                                 --              2,459                 --              2,459
Charitable contributions, net                                      --                 --                 --              3,575
Loss on early retirement of debt, net                              --                 --                 --             90,508
                                                         ------------       ------------       ------------       ------------

Adjusted net income                                      $    117,553       $     88,997       $    373,788       $    288,447
                                                         ============       ============       ============       ============


Per diluted share of common stock:
Net income                                               $       0.27       $       0.23       $       0.92       $       0.49
Loss on disposal of assets, net                                    --                 --               0.01                 --
Pre-opening expense, net                                         0.04                 --               0.06                 --
Development expense, net                                         0.02               0.01               0.06               0.04
Stock offering costs, net                                          --                 --                 --                 --
Litigation settlement expense, net                                 --               0.01                 --               0.01
Charitable contributions, net                                      --                 --                 --               0.01
Loss on early retirement of debt, net                              --                 --                 --               0.26
                                                         ------------       ------------       ------------       ------------

Adjusted Earnings Per Diluted Share                      $       0.33       $       0.25       $       1.05       $       0.81
                                                         ============       ============       ============       ============

Weighted average diluted shares outstanding               355,220,167        354,445,509        355,006,634        354,543,037


------------------


Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                                Three Months Ended                    Nine Months Ended
                                                                   September 30,                        September 30,
                                                              2006             2005                 2006             2005
                                                         ------------       ------------       ------------       ------------
The Venetian                                             $    214,042       $    193,087       $    669,344       $    615,573
The Sands Macao                                               339,186            244,535            931,255            624,664
                                                         ------------       ------------       ------------       ------------

                                                         $    553,228       $    437,622       $  1,600,599       $  1,240,237
                                                         ============       ============       ============       ============

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

Three Months Ended September 30, 2006

                                                                                  (1)
                  Operating   Depreciation   Loss on       Pre-                  Stock-                                   Adjusted
                    Income        and        Disposal    Opening  Development    Based      Adjusted  Corporate   Rental  Property
                    (Loss)    Amortization   of Assets   Expense    Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ---------   ------------   ---------  --------  ----------- ------------  --------  ---------  -------  --------
The Venetian       $ 53,692    $ 15,951      $  $ -      $   681    $    (34)    $  1,793    $ 72,083   $     -   $ 3,046  $ 75,129

The Sands Macao     104,328       9,095         383       12,756         (42)         574     127,094         -       337   127,431

Other development    (8,326)      1,135           -        1,147       6,044            -           -         -         -         -

Corporate           (16,216)        562           -            -           -            -     (15,654)   15,654         -         -

                  ---------    --------      ------     --------    --------     --------    --------   --------  -------  --------
                  $ 133,478    $ 26,743      $  383     $ 14,584    $  5,968     $  2,367   $ 183,523  $ 15,654   $ 3,383  $202,560
                  =========    ========      =======    ========    ========     ========   =========  ========   =======  ========


Three Months Ended September 30, 2005

                  Operating   Depreciation   Loss on       Pre-                  Stock-                                   Adjusted
                    Income        and        Disposal    Opening  Development    Based      Adjusted  Corporate   Rental  Property
                    (Loss)    Amortization   of Assets   Expense    Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ---------   ------------   ---------  --------  ----------- ------------  --------  ---------  -------  --------
The Venetian       $ 42,142    $ 21,155      $  199      $     -    $      -     $      -   $  63,496   $     -   $ 3,511  $ 67,007

The Sands Macao      82,161       6,567         323          860           -            -      89,911         -       188    90,099

Other development    (5,926)          -           -            -       5,926            -           -         -         -         -

Corporate            (9,893)          -           -            -           -            -      (9,893)    9,893         -         -
                  ---------    --------      ------     --------    --------     --------    --------   -------   -------  --------
                   $108,484    $ 27,722      $  522     $    860    $  5,926     $      -    $143,514   $ 9,893   $ 3,699  $ 157,106
                  =========    ========      ======     ========    ========     ========   =========  ========   =======  ========


Nine Months Ended September 30, 2006

                                                                                  (1)
                  Operating   Depreciation   Loss on       Pre-                  Stock-                                   Adjusted
                    Income        and        Disposal    Opening  Development    Based      Adjusted  Corporate   Rental  Property
                    (Loss)    Amortization   of Assets   Expense    Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ---------   ------------   ---------  --------  ----------- ------------  --------  ---------  -------  --------
The Venetian      $ 175,761    $ 48,509      $   12      $ 1,108    $      4     $  3,677  $  229,071  $      -  $ 10,316  $239,387

The Sands Macao     295,998      24,923       1,908       18,902       3,757        1,720     347,208         -       577   347,785

Other development   (21,518)      1,135           -        1,147      19,236            -           -         -         -         -

Corporate           (42,468)      1,609           -            -           -            -     (40,859)   40,859         -         -
                  ---------    --------      ------     --------    --------     --------    --------  --------   -------  --------
                  $ 407,773    $ 76,176     $ 1,920     $ 21,157    $ 22,997     $  5,397    $535,420  $ 40,859   $10,893  $587,172
                  =========    ========     =======     ========    ========     ========   =========  ========   =======  ========


Nine Months Ended September 30, 2005

                  Operating   Depreciation   Loss on       Pre-                  Stock-                                   Adjusted
                    Income        and        Disposal    Opening  Development    Based      Adjusted  Corporate   Rental  Property
                    (Loss)    Amortization   of Assets   Expense    Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ---------   ------------   ---------  --------  ----------- ------------  --------  ---------  -------  --------
The Venetian      $ 174,476    $ 50,329      $   34     $    504    $      -     $      -   $ 225,343   $     -  $ 10,524  $235,867

The Sands Macao     217,439      18,455         330          860       1,269            -     238,353         -       562   238,915

Other development   (16,557)          -       1,163            -      15,394            -           -         -         -         -

Corporate           (27,395)          -           -            -           -            -     (27,395)   27,395         -         -
                  ---------    --------      ------     --------    --------     --------   ---------  --------   -------  --------
                  $ 347,963    $ 68,784     $ 1,527     $  1,364    $ 16,663     $      -   $ 436,301  $ 27,395   $11,086  $474,782
                  =========    ========     =======     ========    ========     ========   =========  ========   =======  ========

--------------

(1) The Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payments", on January 1, 2006 and recorded $4.5 million of stock-based compensation expense during the three months ended September 30, 2006, $1.8 million of which is included in corporate expense and $0.3 million of which is included in development expense on our condensed statement of operations. During the nine months ended September 30, 2006 the Company recorded $10.2 million of stock-based compensation expense, $3.9 million of which is included in corporate expense and $0.9 million of which is included in development expense on our condensed statement of operations.

Note: The prior period presentation has been revised to conform to the current period presentation.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                               Three Months Ended                Nine Months Ended
                                                                  September 30,                     September 30,
                                                             2006             2005             2006            2005
                                                          ---------        ---------        ---------        ---------
Net income                                                $  97,251        $  80,096        $ 328,363        $ 173,637
  Add (deduct) :
     (Benefit) provision for income taxes                    11,233            6,573           34,698          (16,305)
     Other income (expense)                                     680             (145)             530            1,146
     Interest income                                        (21,029)          (8,637)         (46,261)         (23,164)
     Interest expense, net of amounts capitalized            45,343           30,597           90,443           75,649
     Loss on early retirement of debt                            --               --               --          137,000
     Depreciation and amortization                           26,743           27,722           76,176           68,784
     Loss on disposal of assets                                 383              522            1,920            1,527
     Pre-opening expense                                     14,584              860           21,157            1,364
     Development expense                                      5,968            5,926           22,997           16,663
     Stock-based compensation (1)                             2,367               --            5,397               --
                                                          ---------        ---------        ---------        ---------

Adjusted EBITDA                                             183,523          143,514          535,420          436,301

  Add :
     Rental expense                                           3,383            3,699           10,893           11,086
     Corporate expense                                       15,654            9,893           40,859           27,395
                                                          ---------        ---------        ---------        ---------

Adjusted Property EBITDAR                                 $ 202,560        $ 157,106        $ 587,172        $ 474,782
                                                          =========        =========        =========        =========


--------------------
(1)  From prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)


                                                               Three Months Ended             Nine Months Ended
                                                                  September 30,                  September 30,
                                                         ----------------------------    ----------------------------
                                                             2006            2005            2006            2005
                                                         ------------    ------------    ------------    ------------
Room Statistics for the Venetian:
         Occupany %                                           98.4%           96.3%           99.3%           97.6%
         Average daily room rate (ADR) (1)                  $  221          $  203          $  237          $  225
         Revenue per available room (REVPAR) (2)            $  217          $  195          $  236          $  220

Other Information:
     The Venetian:
         Table games win per unit per day (3)               $5,008          $5,691          $5,138          $5,183
         Slot machine win per unit per day (4)              $  215          $  190          $  211          $  184
         Average number of table games                         134             138             133             136
         Average number of slot machines                     1,727           1,998           1,741           1,995

     The Sands Macao:
         Table games win per unit per day (3)               $6,420          $7,444          $7,128          $6,449
         Slot machine win per unit per day (4)              $  245          $  218          $  243          $  195
         Average number of table games                         581             362             490             352
         Average number of slot machines                       934             802             912             796


--------------

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(3)  Table games win per unit day is shown before discounts and commissions.

(4) Slot machine win per unit per day is shown before deducting cost for slot points.